Exhibit 99.01

Large Scale Biology Corporation (LSBC) Reports

Financial Results for First Quarter 2004

VACAVILLE, California, April 28, 2004 – Large Scale Biology Corporation (Nasdaq:LSBC) today reported results for the first quarter 2004.

LSBC’s net loss on a GAAP basis was $4.3 million, or $0.16 per share, for the first quarter of 2004 compared to a GAAP net loss of $7.6 million, or $0.30 per share, for the first quarter of 2003. Excluding a charge of $1.7 million for asset impairment, the pro forma net loss for the first quarter of 2003 was $5.9 million, or $0.24 per share.

Revenues for the first quarter of 2004 were $0.3 million, a decrease of $0.5 million over the same period last year, and $0.3 million less than the fourth quarter of 2003. The first and fourth quarters of 2003 included $0.6 and $0.4 million, respectively, in revenues associated with fee-for-service proteomics business, which the Company exited in the fourth quarter of 2003. Total operating costs and expenses on a GAAP basis were $4.7 million for the first quarter of 2004, a decrease of $3.9 million, or 46%, from $8.6 million incurred in the first quarter of 2003. Excluding a charge of $1.7 million for asset impairment, total pro forma operating costs and expenses for the first quarter of 2003 were $6.9 million.

Large Scale Biology Corporation ended the quarter with approximately $11.2 million in cash and cash equivalents.

“We are pleased with LSBC’s progress in the first quarter on issues ranging from product development, financing, and commercial platforms, such as Eclipse Diagnostics, Inc. We are convinced LSBC has made significant steps in restoring shareholder value,” said LSBC President and CEO, Kevin J. Ryan.

First quarter 2004 highlights:

•	Completed an $8.2 million private placement of 5.2 million shares of newly issued common stock and warrants to purchase additional 1.5 million shares.

•	Shipped sample quantities of its plant-produced recombinant aprotinin product (rAprotinin) to prospective customers for R&D and manufacturing applications. Aprotinin is a protease inhibitor commercially marketed for medical, research and biomanufacturing applications.

•	Published in PreClinica, Jan/Feb 2004, are positive results of our plant-produced Alpha-galactosidase A in preclinical studies using an animal model of Fabry disease.

•	Entered into a biomanufacturing and commercial distribution agreement for LSBC’s plant-produced recombinant aprotinin product (APRONEXIN™ NP) with Sigma-Aldrich Corporation.

•	Entered into the initial research phase for development of an atherosclerosis therapeutic using lysosomal acid lipase (LAL) to be conducted at Cincinnati Children’s Hospital Medical Center under the direction of Dr. Gregory A. Grabowski.

•	Highlighted at a press conference during the 95th Annual Meeting of the American Association for Cancer Research (AACR) was LSBC’s progress in its effort to develop low-cost, effective vaccines to control papillomavirus-associated disease.

LSBC will also host a conference call on April 28, 2004, at 2:00 p.m. (Pacific). This call is open to the public and will be hosted by Robert L. Erwin, Chairman of the Board; Kevin J. Ryan, President and Chief Executive Officer; and Ronald J. Artale, Senior Vice President, Chief Operating Officer and Chief Financial Officer. To participate in this conference call in the U.S./Canada, dial (877) 337-8496, or outside the U.S., dial (706) 679-5296. The conference identification number is 6559416. A replay of the call will be available until 8:59 p.m. (Pacific), May 1, 2004, starting two hours after the call. For replay in the U.S./Canada, dial (800) 642-1687; outside of the U.S., dial (706) 645-9291; then enter the conference identification number 6559416. The call will also be webcast live over the Internet. To access this broadcast, please go to the Company’s website at www.lsbc.com. If you are unable to participate during the live webcast, the call will be archived on the LSBC web site through close of business on May 1, 2004.

About Large Scale Biology Corporation

Large Scale Biology uses its proprietary gene expression, molecular engineering and bioprocessing technologies to develop and manufacture therapeutic and industrial proteins, vaccines and diagnostic products for effective characterization and treatment of disease. Corporate offices, R&D laboratories and Eclipse Diagnostics Inc. are headquartered in Vacaville, California, and the Company’s commercial-scale biomanufacturing facility is located in Owensboro, Kentucky. For more information about Large Scale Biology Corporation, visit the Company’s website at www.lsbc.com.

In this release, any statements, which refer to expectations, projections, or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base and the requirement for substantial funding to conduct research and development and to expand commercialization activities. We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC’s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LSBC™ is a trademark of Large Scale Biology Corporation.

Large Scale Biology Corporation

Condensed Consolidated Statements of Operations

Unaudited

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenues	$319	$854

Costs and expenses:
Development agreements	487	935
Research and development	2,239	3,233
General and administrative	1,926	2,641
Impairment of property	—	1,698
Amortization of purchased intangibles	—	52

Total costs and expenses	4,652	8,559

Loss from operations	(4,333)	(7,705)
Interest income, net	9	70

Net loss	$(4,324)	$(7,635)

Net loss per share - basic and diluted	$(0.16)	$(0.30)

Weighted Average Shares Outstanding - Basic And Diluted	27,320	25,253

Large Scale Biology Corporation

Condensed Consolidated Balance Sheets

Unaudited

(In thousands)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and marketable securities	$11,199	$7,737
Other current assets	1,118	971

Total current assets	12,317	8,708
Property, plant, and equipment, net	8,298	8,628
Intangible and other assets, net	3,646	3,644

	$24,261	$20,980

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$1,315	$1,545
Current portion of long-term debt	52	52
Deferred revenue and customer advances	188	147

Total current liabilities	1,555	1,744
Accrued stock compensation	761	708
Long-term debt	195	209

Total liabilities	2,511	2,661
Stockholders’ equity	21,750	18,319

	$24,261	$20,980